                                                EXHIBIT 99.1


MORGAN STANLEY UK GROUP PROFIT
SHARING SCHEME

Accounts for the years ended

31 December 1997 and 1996

DELOITTE & TOUCHE
STONECUTTER COURT
1 STONECUTTER STREET
LONDON EC4A 4TR
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                                 MORGAN STANLEY UK GROUP PROFIT SHARING SCHEME



REPORT AND FINANCIAL STATEMENTS 1997 AND 1996

CONTENTS                                                        Page

Report of the Independent Chartered Accountants                   1

Statement of the financial condition                              2

Statement of income and changes in scheme equity                  3

Notes to the financial statements                                 4
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                                 MORGAN STANLEY UK GROUP PROFIT SHARING SCHEME





REPORT OF THE INDEPENDENT CHARTERED ACCOUNTANTS

TO THE TRUSTEES OF THE MORGAN STANLEY, DEAN WITTER, DISCOVER & CO. UK PROFIT SHARING SCHEME

We have audited the accompanying statement of financial condition of the Morgan Stanley UK Group Profit Sharing Scheme ("the Scheme") as of 31 December 1997 and 1996 and the related statement of income and changes in scheme equity for the years ended 31 December 1997, 1996 and 1995. These financial statements are the responsibility of the Scheme's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Scheme as of 31 December 1997 and 1996 and the income and changes in plan equity for the years ended 31 December 1997, 1996 and 1995 in conformity with United States generally accepted accounting principles.

/s/ Deloitte & Touche
Chartered Accountants

1 Stonecutter Street
London, England

17 February 1998
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                                 MORGAN STANLEY UK GROUP PROFIT SHARING SCHEME




STATEMENT OF THE FINANCIAL CONDITION
31 DECEMBER 1997 AND 1996

                                                            1997         1996
                                                               $            $

ASSETS

Investments at market value
  Morgan Stanley, Dean Witter, Discover & Co.
  Common Stock                                 2, 3   32,361,300   19,373,829
Amounts due from Trustee                                  33,834       99,827

Employee contributions receivable                      6,886,185    1,380,689
                                                      ----------   ----------

                                                      39,281,319   20,854,345
                                                      ==========   ==========


LIABILITIES AND PLAN EQUITY

Dividend income, net of withholding taxes,
  payable to participants                                18,189        99,743

Taxes withheld in respect of dividend income             15,646            82

Scheme Equity                                        39,247,484    20,754,520
                                                     ----------    ----------

                                                     39,281,319    20,854,345
                                                     ==========    ==========

                                MORGAN STANLEY UK GROUP PROFIT SHARING SCHEME




STATEMENT OF INCOME AND CHANGES IN SCHEME EQUITY
YEARS ENDED 31 DECEMBER 1997 AND 1996


                                      NOTE        1997        1996          1995
                                                     $           $             $

CASH DIVIDENDS

Distribution from Morgan Stanley, Dean
  Witter, Discover & Co. Common Stock          291,301     252,685       160,989

Less: United States tax withheld                38,021      37,902        24,148
                                            ----------  ----------    ----------

                                               253,280     214,783       136,841

Gain on sale of Morgan Stanley, Dean
  Witter, Discover & Co. Common Stock    2     980,382   1,572,440       580,573

Change in unrealised appreciation of
  investments                            3  12,503,846   4,473,693     3,096,879

EMPLOYEE CONTRIBUTIONS

Current year                                 6,900,757   1,395,261     2,737,495
                                            ----------  ----------    ----------

INCOME FOR THE YEAR                         20,638,265   7,656,177     6,551,788

Less:
Dividend income payable to participants        233,049     202,148       128,791
Income tax payable                              20,232      12,635         8,050
Withdrawals disbursed to employees           1,754,676   2,172,670       828,659
Value of shares transferred to employees       137,342     440,689       127,626
                                            ----------  ----------    ----------

INCREASE IN SCHEME EQUITY                   18,492,966   4,828,035     5,458,662
SCHEME EQUITY AT 1 JANUARY                  20,754,520  15,926,485    10,467,823
                                            ----------  ----------    ----------

SCHEME EQUITY AT 31 DECEMBER                39,247,486  20,754,520    15,926,485
                                            ==========  ==========    ==========
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                                MORGAN STANLEY UK GROUP PROFIT SHARING SCHEME




NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED 31 DECEMBER 1997 AND 1996

       SCHEME DESCRIPTION

       On 12 November 1987 the Morgan Stanley International Profit Sharing Scheme was established in the United Kingdom by a trust deed made between Morgan Stanley Group Inc., its subsidiary Morgan Stanley International and Noble Lowndes Settlement Trustees Limited. The scheme allows employees of Morgan Stanley International to accumulate pre-tax profit share contributions in the form of shares of Morgan Stanley, Dean Witter, Discover & Co. common stock. An updated deed was entered into on 3rd November 1997.

       ELIGIBILITY

       Full time employees of Morgan Stanley International with at least one year of service, commencing from the first of the month after the date of joining, are eligible to participate in the scheme. Employees may elect to participate in the scheme for the full amount of their profit share, up to a maximum of the lesser of 10% of UK base salary or (pound)8,000.

       FUNDING POLICY

       Amounts invested by employees are invested by Noble Lowndes Settlement Trustees Limited, as trustee, in Morgan Stanley, Dean Witter, Discover & Co. shares which are held by the trustee in their name on the employee's behalf. Shares in respect of the previous qualifying period are appropriated to employees within two weeks of 31 December (the qualifying date). The Trustee's fees and brokerage commissions are borne by Morgan Stanley International, the employer.

       During the first two years after allocation (the Retention Period) certain statutory restrictions apply limiting members' ability to deal in or withdraw their shares. After the Retention Period, members may withdraw their shares or instruct the trustees to sell their shares and withdraw the cash proceeds. The cost of withdrawals from the scheme is determined on a first in first out basis within the relevant employee allocation.

       TAXATION

       The United Kingdom Board of Inland Revenue has approved the scheme under
       Schedule 9, Income & Corporation Taxes Act 1988 and the Scheme is thus exempt from taxation.

       Employee contributions to the scheme are not liable to income tax if shares are held by the Trustees for at least five years after appropriation. If employees' shares are sold prior to the end of the three year period, some or all of the income tax benefits are lost.

1.     ACCOUNTING POLICIES

       FOREIGN CURRENCIES

       Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at the balance sheet date except for employee contributions receivable, which are translated at the rate ruling at the time of share purchase, which occurs shortly after balance sheet date. Transactions in foreign currencies are translated at the approximate rate of exchange ruling at the date of the transaction.

       VALUATION OF INVESTMENTS

       The investments are recorded at market value based on the closing market prices on the New York Stock Exchange.

       DIVIDEND INCOME

       Dividend income is recorded when the applicable dividends are declared. Dividends are received net of US withholding tax and are allocated to participants according to their shareholdings.

                                 MORGAN STANLEY UK GROUP PROFIT SHARING SCHEME

NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED 31 DECEMBER 1997 AND 1996

2.     CHANGES IN HOLDINGS OF MORGAN STANLEY, DEAN WITTER, DISCOVER & CO. COMMON
       STOCK

       On 31 May 1997, Morgan Stanley Group Inc. ("Morgan Stanley") merged with and into Dean Witter, Discover & Co. ("Dean Witter Discover") (the "Merger"). At that time Dean Witter, Discover & Co. changed its corporate name to Morgan Stanley, Dean Witter, Discover & Co. (the "Company"). In conjunction with the Merger, the Company issued 260,861,078 shares of its common stock, as each share of Morgan Stanley common stock then outstanding was converted into 1.65 shares of the Company's common stock.

                                                             NUMBER          TOTAL
                                                          OF SHARES           COST
                                                                                 $
       At 1 January 1995                                    137,226      6,514,312
       Add:  Purchase January 1995                           39,564      2,371,619
                                                          ---------     ----------

                                                            176,790      8,885,931
       Less: Sales of shares during the year                (11,518)      (328,974)
             Transfers of shares during the year             (1,686)       (46,738)
                                                          ---------     ----------

       At 31 December 1995                                  163,586      8,510,219
       Add:  Purchase January 1996                           33,071      2,751,935
       Less: Sales of shares January 1996                    (7,337)      (190,392)
       Add:  Two for one stock split 26
             January 1996                                   189,320             --
                                                          ---------     ----------

                                                            378,640     11,071,762
       Less: Sales of shares during the year                (30,809)      (694,307)
             Transfers of shares during the year             (8,683)      (156,081)
                                                          ---------     ----------

       At 31 December 1996                                  339,148     10,221,235
       Add:  Purchase January 1997                           24,291      1,395,261
       Add:  Rights Issue 2 June 1997                       223,402             --
                                                          ---------     ----------
                                                            586,841     11,616,496

       Less: Sales of shares during the year                (32,920)      (774,294)
             Transfers of shares during the year             (6,584)      (137,342)
                                                          ---------     ----------

       At 31 December 1997                                  547,337     10,704,860
                                                          =========     ==========

       Each stock purchase was made in one transaction representing more than 5% of the current value of the scheme at the beginning of the year.

                                                 1997          1996           1995
                                                    $             $              $
       Aggregate proceeds of sales          1,754,076     2,172,670        828,659
       Aggregate cost of sales               (774,294)     (884,699)      (328,974)
                                           ----------     ---------      ---------

       Net gain on sales                      980,382     1,287,971        499,685
                                           ----------     ---------      ---------

       Aggregate proceeds of transfers        137,342       440,689        127,626
       Aggregate cost of transfers           (137,342)     (156,220)       (46,738)
                                           ----------     ---------      ---------

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                                 MORGAN STANLEY UK GROUP PROFIT SHARING SCHEME

NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED 31 DECEMBER 1997 AND 1996


       Net gain on transfers                       --       284,469         80,888
                                           ----------     ---------      ---------

                                              980,382     1,572,440        580,573
                                           ==========     =========      =========


                                MORGAN STANLEY UK GROUP PROFIT SHARING SCHEME

NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED 31 DECEMBER 1997 AND 1996


2. CHANGES IN HOLDINGS OF MORGAN STANLEY, DEAN WITTER, DISCOVER & CO. Common Stock (contd.)

       Cost has been determined on a first out basis within the relevant employee allocation.

       The above analysis has been restated to reflect a correction of the value attributable to transfer in previous years and related adjustments to unrealised appreciation and gain on sales/transfers. These figures have been amended by the following amounts:

       Year ended 30 November 1996 - $310,997

       Year ended 30 November 1995 - $62,061

3.     CHANGE IN UNREALISED APPRECIATION OF INVESTMENTS

       At 31 December 1997 the closing price on the New York Stock Exchange for Morgan Stanley, Dean Witter, Discover & Co. common stock was $59.125 per share.

                                                    NUMBER
                                                 OF SHARES        TOTAL
                                                                      $
       Market value at 31 December 1997            547,337   32,361,300
       Average cost at 31 December 1997            547,337   10,704,860
                                                             ----------

       Unrealised appreciation at 31
         December 1997                                       21,656,440
       Unrealised appreciation at 1
         January 1997                                         9,152,594
                                                             ----------

       Increase in unrealised appreciation                   12,503,846
                                                             ==========

       Market value at 31 December 1996            339,148   19,373,829
       Average cost at 31 December 1996            339,148   10,221,235
                                                             ----------

       Unrealised appreciation at 31
         December 1997                                        9,152,594
       Unrealised appreciation at 1
         January 1996                                         4,678,901
                                                             ----------

       Increase in unrealised appreciation                    4,473,693
                                                             ==========

       Market value at 31 December 1995            163,586   13,189,120
       Average cost at 31 December 1995            163,586    8,510,219
                                                             ----------

       Unrealised appreciation at 31
         December 1995                                        4,678,901
       Unrealised appreciation at 1
         January 1995                                         1,582,022
                                                             ----------

       Increase in unrealised appreciation                    3,096,879
                                                             ==========

                                  MORGAN STANLEY UK GROUP PROFIT SHARING SCHEME

NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED 31 DECEMBER 1997 AND 1996


4.     NUMBER OF PARTICIPANTS


       There were 1,083 participants as of 31 December 1997, 878 as of 31 December 1996, 543 as of 31 December 1995.